(m)(4)(i)

August 1, 2017

Voya Series Fund, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Re:                             Waiver of Fee Payable under the Third Amended and Restated Shareholder Services Plan
for Class O Shares

Ladies and Gentlemen:

By this letter dated August 1, 2017, we have agreed to waive the service fee payable to us under the Third Amended and Restated Shareholder Services Plan (the “Plan”) for Class O Shares of Voya Government Money Market Fund (the “Fund”), a series of Voya Series Fund, Inc., in the amount of 0.25% of the average daily net assets attributable to the Fund’s Class O Shares, as if the service fee specified in the Plan were 0.00%, for the period from August 1, 2017 through August 1, 2018.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of Voya Series Fund, Inc.

Sincerely,

		By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
Voya Investments Distributor, LLC

Agreed and Accepted:
Voya Series Fund, Inc.
(on behalf of Voya Government Money Market Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President